Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF COMPUTEX

The following discussion should be read in conjunction with the consolidated financial statements and the accompanying notes of Stratos Management Systems Inc. and its subsidiaries (collectively, “Computex”) contained in this report. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed below and elsewhere in this Current Report on Form 8-K, particularly “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Overview

Computex is a leading multi-brand technology solutions provider to large global customers.

Computex provides comprehensive and integrated solutions for its customers’ technology needs through its extensive hardware, software and value-added service offerings.

Computex’s breadth of offerings allows its customers to streamline their procurement processes by partnering with Computex as a complete technology solutions provider. Computex assesses its customers’ technology needs and designs a best-fit solution. Computex then works with industry leading vendors to procure the right products for its customers and provide timely delivery to fit their global requirements.

Computex’s hardware offerings include products from leading manufacturers across multiple categories such as network communications, data storage, desktops and servers, among others.

Computex’s software offerings include licensing, licensing management and software solutions and services that help its customers optimize their software investments. Computex offers a full suite of value-added services, which typically are delivered as part of a technology solution, to help its customers meet their specific needs. Computex’s solutions range from configuration services for computer devices to fully integrated solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. Computex also offers complementary services including installations, sales of warranties and managed services such as remote network and data center monitoring. Computex believes both software and service offerings will be important growth areas for Computex in the future.

Computex’s services include managed IT services, virtualization, storage, networking and data center services. As part of these services Computex offers customized solutions for business continuity, back-up and recovery, capacity on-demand, regulatory compliance and data center best practice methodologies as well as infrastructure as a service (“IaaS”) and software as a service (“SaaS”). Computex’s customers utilize its solutions to optimize their current and planned investments in IT infrastructure and data centers. Computex believes the breadth of its service offering and its consultative approach to working with clients distinguishes Computex from other providers.

Computex’s business is well-diversified across verticals, technology solution offerings and partners from whom Computex procures products and software for resale. Computex’s sales teams consist of seasoned account executives and regionally focused sales support teams who work within assigned territories and focus on providing customized solutions to Computex’s customers. Computex’s sales teams are supported by industry leading technologists who design end to end solutions and take projects from design to implementation and management. Computex boasts an extensive network of OEMs and distributors which allows it to direct sell a diverse selection of products and software to its ever-growing customer base as packaged software or licensed products and services.

Computex has developed an infrastructure that enables it to deliver its IT solutions and services agnostic as to technology platform and location through a flexible, customer-focused delivery model which spans three datacenter environments: customer-owned, co-location, and the cloud. By optimizing its customer’s use of secure, energy efficient and reliable data centers combined with a comprehensive suite of related IT infrastructure services, Computex is able to offer its customers highly customized solutions to address their critical needs of data center availability, data management, data security, business continuity disaster recovery and data center consolidation, as well as a variety of other related managed services.

Key Trends Affecting Computex’s Results of Operations

The following are key trends Computex believes are impacting its results of operations:

●	Increasing need for third-party services. Computex believes that customers are relying on third-party service providers, such as Computex Technology Solutions, to manage significant aspects of their IT environment, from design, implementation, pre- and post-sales support, to maintenance, engineering, cloud management, security operations, and other services.

●	Reduction in the number of IT solutions providers. Computex’s view is that customers are seeking to reduce the number of solutions providers they do business with to improve supply chain and internal efficiencies, enhance accountability, improve supplier management practices, and reduce costs. As a result, customers are looking to find IT solutions providers that can provide a whole suite of solutions for their IT needs.

●	Lack of sufficient internal IT resources at mid-sized and large enterprises, and scarcity of IT personnel in certain high-demand disciplines. Computex believes that IT departments at mid-sized and large enterprises are facing pressure to deliver emerging technologies and business outcomes but lack the properly trained staff and the ability to hire personnel with high in-demand disciplines such as security and data analytics. At the same time the prevalence of security threats; increased use of cloud computing, software-defined networking, new architectures, and rapid software development frameworks; the proliferation of mobile devices and bring-your-own-device (BYOD) policies; and complexity of multi-vendor solutions, have made it difficult for these departments to implement high-quality IT solutions.

●	Disruptive technologies are creating complexity and challenges for customers and vendors. The rapid evolution of disruptive technologies, and the speed by which they impact an organization’s technology platforms, has made it difficult for customers to effectively design, procure, implement and manage their own IT systems. Moreover, increased budget pressures, fewer internal resources, a fragmented vendor landscape and fast time-to-value expectations make it challenging for customers to design, implement and manage secure, efficient and cost-effective IT environments. Customers are increasingly turning to IT solution providers such as Computex Technology Solutions to implement complex IT offerings, including software defined infrastructure, cloud computing, converged and hyper-converged infrastructures, big data analytics, and flash storage.

●	Increasing sophistication and incidences of IT security breaches and cyber-attacks. Over the last several years, cyber-attacks have become more sophisticated, numerous, and pervasive. Organizations are finding it increasingly difficult to effectively safeguard their confidential and personal information from a constant stream of advanced threats, both internal and external. Moreover, cyber-threats have shifted from uncoordinated individual efforts to highly coordinated and well-funded attacks by criminal organizations and nation-state actors. For most organizations, it is no longer a matter of if a cyber-attack will occur; the question is when and what impact it will have on the organization. Computex believes its customers are focused on all aspects of cyber security, including information and physical security, intellectual property, and compliance requirements related to industry and government regulations. To meet current and future security threats, enterprises must implement security controls and technology solutions that leverage integrated services and products to help monitor, mitigate, and remediate security threats and attacks.

●	Customer IT decision-making is shifting from IT departments to line-of- business personnel. As IT consumption shifts from legacy, on-premise infrastructure to agile “on-demand” and “as-a-service” solutions, customer procurement decisions are shifting from traditional IT personnel to lines-of-business personnel, which is changing the customer engagement model and types of consultative services required to fulfill customer needs. In addition, many of the services create recurring revenue streams paid over time, rather than upfront revenue.

●	Multi-Cloud Strategy. Over the past several years, cloud architectures and cloud-enabled frameworks, whether public, private, or hybrid, have become the core foundation of modern IT. In order to take advantage of this trend, Computex focuses on assisting its customers in assessing, defining, deploying, and managing private and hybrid clouds that align with their business needs. This strategy leverages Computex’s strength in deploying private clouds, while also incorporating elements of the public cloud. By assessing its client’s applications, workloads, business requirements, etc., Computex deploys solutions that leverage the best available technology platforms and consumption models. For example, Computex may build a private cloud solution to host mission critical applications, while utilizing a public cloud solution for development, collaboration, or disaster recovery. Computex’s cloud strategy is tightly aligned with all its key strategic initiatives, including security, and digital workspace.

Results of Operations

The following tables set forth a summary of Computex’s consolidated results of operations for the periods presented. This information should be read together with Computex’s consolidated financial statements and related notes included in this report. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Year ended December 31,
	2019	2018	2017
	(in thousands, except per share data)
Sales:
Hardware sales	$53,035	$65,646	$66,426
Services	26,463	25,097	21,399
Software and Maintenance	5,619	63,587	46,362
Other (2)	599	516	609
Total sales	85,716	154,846	134,796
Cost of sales:
Cost of hardware sales	43,091	52,277	54,173
Cost of professional and managed services	17,733	16,702	10,087
Cost of software and maintenance	—	55,539	41,647
Cost of other	485	410	490
Total cost of sales	61,309	124,928	106,397
Gross profit	24,407	29,918	28,399
Selling, general and administrative expenses:
Selling and marketing expense	14,039	13,661	13,245
Facilities expense	1,969	1,742	1,757
General and administrative expense	7,594	10,848	10,150
Other operating expenses	4,419	4,190	2,393
Total operating expenses	28,021	30,441	27,545
(Loss) Income from operations	(3,614)	(523)	854
Other (expenses) income
Interest expense	(1,260)	(1,303)	(1,271)
Other income	524	—	—
Total other expenses	(736)	(1,303)	(1,271)
Loss before income taxes	(4,350)	(1,826)	(417)
Provision for income taxes	(33)	(96)	(885)
NET LOSS	$(4,383)	$(1,922)	$(1,302)

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Sales:

Total sales decreased from $154.9 million during the year ended December 31, 2018 to $85.7 million during the year ended December 31, 2019. Hardware sales decreased from $65.7 million during the year ended December 31, 2018 to $53.0 million during the year ended December 31, 2019 due to a decrease in Computex’s IT hardware sales business primarily driven by reduced sales within the Communications sector. Professional and managed services revenues increased from $25.1 million during the year ended December 31, 2018 to $26.5 million during the year ended December 31, 2019. The increase was due to growth within Managed Services. Professional and managed services mainly consist of Computex managed services, professional services focused on cloud infrastructure and storage, security solutions, and project management services. Software and Maintenance sales decreased from $63.6 million during the year ended December 31, 2018 to $5.6 million during the year ended December 31, 2019, primarily due to change in accounting for revenue in 2019 due to the adoption of the FASB’s Accounting Standard Codification (“ASC”) Topic 606, Revenue for Contracts with Customers.

Cost of Sales:

Cost of sales decreased from $124.9 million during the year ended December 31, 2018 to $61.3 million during the year ended December 31, 2019. Cost of sales related to Computex’s hardware sales was $52.3 million during the year ended December 31, 2018, compared to $43.1 million during the year ended December 31, 2019, in line with the decrease in Computex’s IT hardware sales. Cost of sales related to professional and managed services business increased from $16.7 million during the year ended December 31, 2018 to $17.7 million during the year ended December 31, 2019, primarily due to increased managed services costs directly related to increase in managed service sales. Cost of sales related to software and maintenance sales decreased from $55.5 million during the year ended December 31, 2018 to $0.0 million during the year ended December 31, 2019, primarily due to the adoption of the FASB’s Accounting Standard Codification (“ASC”) Topic 606, Revenue for Contracts with Customers.

Gross Profit:

Gross profit decreased from $29.9 million during the year ended December 31, 2018 to $24.4 million during the year ended December 31, 2018. The decrease was due primarily to the decrease in gross profit attributable to Computex’s hardware sales and third-party software and maintenance sales business, which decreased from $13.4 ($21.5 prior to adoption of ASC 606) million and $8.1 million during the year ended December 31, 2018 to $9.9 million and $5.6 million, respectively, during the year ended December 31, 2019.

Selling, General and Administrative Expenses:

Total selling, general and administrative expenses decreased from $30.4 million during the year ended December 31, 2018 to $28.0 million during the year ended December 31, 2019. Selling and marketing expense slightly increased from $13.7 million during the year ended December 31, 2018 to $14.0 million during the year ended December 31, 2019. The slight increase was primarily due to the continued expansion in Computex’s marketing activities and the expansion of Computex’s sales network. Facilities expense increased from $1.8 million during the year ended December 31, 2018 to $2.0 million during the year ended December 31, 2019 due to full year operating costs for two office locations which operated only 5 months during 2018. General and administrative expenses decreased from $10.8 million during the year ended December 31, 2018 to $7.6 million during the year ended December 31, 2019, primarily due to non-recurring restructuring expenses of $1.4 million incurred during the period ending December 31, 2018, reclassification of headcount to Other Operating Expenses $0.8 million and reduced Depreciation and Amortization expenses of $0.4 million. Other operating expenses increased from $4.2 million during the year ended December 31, 2018 to $4.4 million during the year ended December 31, 2019, due to personnel reclassifications from General Administration offset by reduction in headcount due to synergies initiatives.

Interest Expenses:

Interest expense remained stable at $1.3 million during the years ended December 31, 2018 and 2019. This primarily reflects interest arising from outstanding balance from Computex’s line of credit and Computex’s term notes payable.

Income Tax Expense:

Provision for income tax decreased from $0.1 million provision during the year ended December 31, 2018 to $0.03 million provision during the year ended December 31, 2019. The decrease is mainly attributable to the increased operating loss for the period ending December 31, 2019.

Net Loss:

As a result of the foregoing, net loss increased from $1.9 million during the year ended December 31, 2018 to $4.4 million during the year ended December 31, 2019.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Sales:

Total sales increased from $134.8 million during the year ended December 31, 2017 to $154.9 million during the year ended December 31, 2018. Hardware sales increased from $113.4 million during the year ended December 31, 2017 to $129.7 million during the year ended December 31, 2018 due to the continued growth in Computex’s IT hardware sales business primarily driven by continued diversification into verticals such as Financial Services, Healthcare, and Oil and Gas. Professional and managed services revenues increased from $21.4 million during the year ended December 31, 2017 to $25.1 million during the year ended December 31, 2018. The increase was primarily due to the acquisition of certain assets of Synetra, Inc. (“Synetra”) in August 2018. Professional and managed services mainly consist of Computex managed services, professional services focused on cloud infrastructure and storage, security solutions, and project management services.

Cost of Sales:

Cost of sales increased from $106.4 million during the year ended December 31, 2017 to $124.9 million during the year ended December 31, 2018. Cost of sales related to Computex’s hardware sales was $96.3 million during the year ended December 31, 2017, compared to $108.2 million during the year ended December 31, 2018, in line with Computex’s IT hardware sales which was primarily driven by growth in the Financials Services and Healthcare industries. Cost of sales related to professional and managed services business increased from $10.1 million during the year ended December 31, 2017 to $16.7 million during the year ended December 31, 2018, primarily due to the Synetra transaction.

Gross Profit:

Gross profit increased from $28.4 million during the year ended December 31, 2017 to $29.9 million during the year ended December 31, 2018. The increase was due primarily to the increase in gross profit attributable to Computex’s hardware sales business, which grew from $17.1 million during the year ended December 31, 2017 to $21.5 million in during the year ended December 31, 2018.

Selling, General and Administrative Expenses:

Total selling, general and administrative expenses increased from $27.5 million during the year ended December 31, 2017 to $30.4 million during the year ended December 31, 2018. Selling and marketing expense slightly increased from $13.2 million during the year ended December 31, 2017 to $13.7 million during the year ended December 31, 2018. The slight increase was primarily due to the continued expansion in Computex’s marketing activities and the expansion of Computex’s sales network. Facilities expense remained constant at $1.8 million during the years ended December 31, 2017 and December 31, 2018. General and administrative expenses increased from $10.2 million during the year ended December 31, 2017 to $10.8 million during the year ended December 31, 2018, primarily due to increased salaries and wages due to the increase in the number of employees in 2018 as compared to 2017 and corporate restructuring costs incurred in 2018. Other operating expenses increased from $2.4 million during the year ended December 31, 2017 to $4.2 million during the year ended December 31, 2018, due to increased headcount related to the Synetra transaction.

Interest Expenses:

Interest expense remained stable at $1.3 million during the years ended December 31, 2017 and 2018. This primarily reflects interest arising from outstanding balance from Computex’s line of credit and Computex’s term notes payable.

Income Tax Expense:

Provision for income tax decreased from $0.9 million provision in during the year ended December 31, 2017 to $0.1 million provision during the year ended December 31, 2018. The decrease is mainly attributable to the change in the federal statutory rate from 34% to 21%, resulting from legislation that was enacted on December 22, 2017.

Net Loss:

As a result of the foregoing, net loss increased from $1.3 million during the year ended December 31, 2017 to $1.9 million during the year ended December 31, 2018.

Liquidity and Capital Resources

Cash Flows and Working Capital

Computex’s primary sources of liquidity have been funding from the issuance of term loans and availability of lines of credit, which have historically been sufficient to meet Computex’s working capital and substantially all of its capital expenditure requirements.

Computex has also entered into term loans with commercial banks and other parties from time to time. As of December 31, 2019, and December 31, 2018, Computex had outstanding loans in the amount of $7.1 million and $8.6 million, respectively, under term loan agreements with Comerica Bank.

Computex believes that its anticipated cash flows from operating activities and/or financial support from commercial banks will be sufficient to meet its anticipated working capital requirements and capital expenditures in the ordinary course of business for the next 12 months. Computex may, however, need additional cash resources in the future if it experiences changes in business conditions or other developments, or if it finds and wishes to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If Computex determines that its cash requirements exceed the amount of cash and cash equivalents it has on hand at the time, it may seek to issue equity or debt securities or obtain additional credit facilities, subject to existing obligations. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict Computex’s operations. There can be no assurance that financing will be available in amounts or on terms acceptable to Computex, if at all.

Net cash provided by operating activities was $14.5 million during the year ended December 31, 2017 compared to $3.6 million during the year ended December 31, 2018 and $5.3 million during the year ended December 31, 2019.

As of December 31, 2019, Computex had cash and cash equivalents of approximately $0.02 million, compared to cash and cash equivalents of approximately $0.3 as of December 31, 2018 and cash and cash equivalents of approximately $0.7 million as of December 31, 2017.

The following table sets forth a summary of Computex’s cash flows for the periods presented:

	Year Ended December 31,
	2019	2018	2017
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash provided by (used in) operating activities	$5,270	$3,555	$14,540
Net cash used in investing activities	(884)	(334)	(10,057)
Net cash (used in) provided by financing activities	(4,628)	(3,638)	(3,877)
Cash and cash equivalents and restricted cash at beginning of period	260	677	71
Cash and cash equivalents and restricted cash at end of period	18	260	677

Operating Activities

Net cash provided by operating activities was $5.3 million in 2019 compared to $3.6 million in 2018 and $14.5 million in 2017.

Net cash provided by operating activities was $5.3 million in 2019. The principal items accounting for the difference between Computex’s net loss and net cash used in operating activities in 2019 were a decrease in accounts payable of $19.7 million, depreciation of $3.9 million, and amortization of goodwill and other intangible assets of $1.0 million. These items were partially offset by an increase in accounts receivable of $25.2 million and a decrease in unearned revenues of $0.5 million.

Net cash provided by operating activities was $3.6 million in 2018. The principal items accounting for the difference between Computex’s net loss and net cash used in operating activities in 2018 were an increase in accounts payable of $19.3 million, depreciation of $4.1 million, and amortization of goodwill and other intangible assets of $0.9 million. These items were partially offset by an decrease in accounts receivables of $16.5 million and a decrease in unearned revenues of $3.2 million.

Net cash provided by operating activities amounted to $14.5 million in 2017. The principal items accounting for the difference between Computex’s net loss and its net cash provided by operating activities in 2017 were an increase in unearned revenue of $7.8 million, depreciation of $3.9 million, amortization of goodwill and other intangible assets of $1.8 million and increase in accounts receivables of $2.3 million.

Investing Activities

Net cash used in investing activities was $0.9 million in 2019, $0.3 million in 2018 and $10.1 million in 2017.

Net cash used in investing activities was $0.9 million in 2019, which was attributable to the acquisition of property and equipment of $1.0 million, partially offset by $0.1 million of cash received arising from the sell and divestiture of assets no longer in use.

Net cash used in investing activities was $0.3 million in 2018, which was attributable to the acquisition of property and equipment of $0.9 million, partially offset by $0.5 million of cash received arising from the Synetra transaction.

Net cash used in investing activities was $10.1 million in 2017, which was due to the acquisition of property and equipment of $10.1 million, mostly related to the acquisition of Managed Service assets.

Financing Activities

Net cash used in financing activities was $4.6 million in 2019, $3.6 million in 2018 and $3.9 million in 2017.

Net cash used in financing activities was $4.6 million in 2019, which was due to payments on notes payable of $2.6 million, a net decrease in Computex’s line of credit of $1.7 million, and payments on capital lease obligations of $0.3 million.

Net cash used in financing activities was $3.6 million in 2018, which was due to payments on notes payable of $1.7 million, a net decrease in Computex’s line of credit of $1.4 million, and payments on capital lease obligations of $0.5 million.

Net cash used in financing activities was $3.9 million in 2017, which was primarily attributable to payments on notes payable of $11.9 million, a net decrease in Computex’s line of credit of $1.1 million and payments on capital lease obligations of $0.5 million, partially offset by proceeds from Computex’s notes payable of $10.0 million.

Capital Expenditures

Computex made capital expenditures of $1.0 million, $0.9 million, and $10.1 million during the year ended December 31, 2019, 2018 and 2017, respectively. In these periods, Computex’s capital expenditures were mainly used to purchase servers, computers and other equipment for its business. Computex will continue to make capital expenditures to meet the expected growth of its business and expect to continue to incur capital expenditures in 2020 for equipment used in its after-sales service centers.

Off-Balance Sheet Arrangements

Computex has no off-balance sheet arrangements including arrangements that would affect liquidity, capital resources, market risk support and credit risk support or other benefits.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

Computex’s conducts business primarily within the United States market and as such does not have a material exposure to currency fluctuations.

Interest Rate Risk

Computex has not been exposed to material risks due to changes in market interest rates, and it has not used any derivative financial instruments to manage Computex’s interest risk exposure. However, Computex cannot provide assurance that it will not be exposed to material risks due to changes in market interest rate in the future.

Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall.

Internal Control Over Financial Reporting

As a company with less than $1.07 billion in revenue for its last fiscal year, Computex qualifies as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Computex has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Critical Accounting Policies, Judgments and Estimates

Computex prepares its financial statements in accordance with U.S. GAAP, which requires its management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Computex continually evaluates these judgments and estimates based on its own historical experience, knowledge and assessment of current business and other conditions, its expectations regarding the future based on available information and assumptions that it believes to be reasonable, which together form its basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, Computex’s actual results could differ from those estimates. Some of Computex’s accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing Computex’s financial statements. Computex believes the following accounting policies involve the most significant judgments and estimates used in the preparation of its financial statements. You should read the following description of critical accounting policies, judgments and estimates in conjunction with Computex’s consolidated financial statements and other disclosures included in this report.

Revenue Recognition

Computex adopted ASU No. 2014-09, “Revenue from Contracts with Customers,” which created Financial Accounting Standards Board (FASB) Topic 606 (Topic 606) with a date of initial application of January 1, 2019. As a result, Computex changed its accounting policy for revenue recognition as detailed below.

Computex accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of consideration is probable. Computex evaluates the following indicators amongst others when determining whether it is acting as a principal in the transaction and recording revenue on a gross basis: (i) Computex is primarily responsible for fulfilling the promise to provide the specified goods or service, (ii) Computex has inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) Computex has discretion in establishing the price for the specified good or service. If the terms of a transaction do not indicate Computex is acting as a principal in the transaction, then Computex is acting as an agent in the transaction and the associated revenues are recognized on a net basis.

Computex recognizes revenue once control has passed to the customer. The following indicators are evaluated in determining when control has passed to the customer: (i) Computex has a right to payment for the product or service, (ii) the customer has legal title to the product, (iii) Computex has transferred physical possession of the product to the customer, (iv) the customer has the significant risk and rewards of ownership of the product and (v) the customer has accepted the product. Computex’s products can be delivered to customers in a variety of ways, including (i) as physical product shipped from Computex’s warehouse, (ii) via drop-shipment by the vendor or supplier or (iii) via electronic delivery of keys for software licenses. Computex’s shipping terms typically allow for Computex to recognize revenue when the product reaches the customer’s location.

Computex leverages drop-shipment arrangements with many of its vendors and suppliers to deliver products to its customers without having to physically hold the inventory at its warehouses. Computex is the principal in the transaction and recognizes revenue for drop-shipment arrangements on a gross basis.

Revenue Recognition for Hardware

Revenues from sales of hardware products are recognized on a gross basis as Computex is acting as a principal in these transactions, with the selling price to the customer recorded as Sales and the acquisition cost of the product recorded as Cost of Sales. Computex recognizes revenue from these transactions when control has passed to the customer, which is usually upon delivery of the product to the customer.

In some instances, the customer agrees to buy the product from Computex but requests delivery at a later date, commonly known as bill-and-hold arrangements. For these transactions, Computex deems that control passes to the customer when the product is ready for delivery. Computex views products ready for delivery when the customer has a signed agreement, significant risk and rewards for the products, the ability to direct the assets, the products have been set aside specifically for the customer and cannot be redirected to another customer.

Revenue Recognition for Software

Revenues from most software license sales are recognized as a single performance obligation on a net basis as Computex is acting as an agent in these transactions at the point the software license is delivered to the customer. Generally, software licenses are sold with accompanying third-party delivered software support, which is a product that allows customers to upgrade, at no additional cost, to the latest technology if new capabilities are introduced during the period that the software support is in effect. Computex evaluates whether the software support is a separate performance obligation by assessing if the third-party delivered software support is critical or essential to the core functionality of the software itself. This involves considering if the software provides its original intended functionality to the customer without the updates, if the customer would ascribe a higher value to the upgrades versus the up-front deliverable, if the customer would expect frequent intelligence updates to the software (such as updates that maintain the original functionality), and if the customer chooses to not delay or always install upgrades. If Computex determines that the accompanying third-party delivered software support is critical or essential to the core functionality of the software license, the software license and the accompanying third-party delivered software support are recognized as a single performance obligation. The value of the product is primarily the accompanying support delivered by a third-party and therefore Computex is acting as an agent in these transactions and recognizes them on a net basis at the point the associated software license is delivered to the customer.

Revenue Recognition for Third-Party Services

Computex is the agent in sales of third-party maintenance, software support and services as the third-party controls the service until it is transferred to the customer. Computex recognizes sales on a net basis equal to the selling price to the customer less the acquisition cost. Computex recognizes revenue from these sales when the customer and vendor accept the terms and conditions of the arrangement.

Revenue Recognition for Managed and Professional Services

Computex’s professional services offerings include assessments, project management, and staging, configuration, and integration. The managed service offerings range from monitoring and notification to a fully outsourced network management solution. In these arrangements, Computex satisfies the performance obligations and recognizes revenue over time.

Computex provides professional services under both time and materials and fixed price contracts. When services are provided on a time and materials basis, Computex recognizes revenues at agreed-upon billing rates as services are performed. When services are provided on a fixed fee basis, Computex recognizes revenues over time in proportion to Computex’s progress toward complete satisfaction of the performance obligation.

In arrangements for managed services, Computex’s arrangement is typically a single performance obligation comprised of a series of distinct services that are substantially the same and that have the same pattern of transfer (i.e., distinct days of service). Computex typically recognize revenues from these services on a straight-line basis over the period services are provided, which is consistent with the timing of services rendered.

Freight and Sales Tax

Computex presents freight billed to customers within Sales and the related freight charged to Computex within Cost of Sales. Computex presents sales tax collected from customers and remittances to governmental authorities on a net basis.

Contract Liabilities

Computex recognizes contract liabilities when cash payments are received or due in advance of Computex’s performance obligations.

Costs of Obtaining and Fulfilling a Contract

Computex capitalizes costs that are incremental to obtaining customer contracts, predominately sales commissions, and expenses them in proportion to each completed contract performance obligation. The costs are amortized to expense on a straight-line basis over the period during which Computex fulfills its performance obligation.

Costs associated with contracts where Computex has an obligation to perform services, are incurred specifically to assist Computex in rendering services to its customers and are recorded as deferred customer support contract costs at the time the costs are incurred. The costs are amortized to expense on a straight-line basis over the period during which Computex fulfills its performance obligation.

Accounts Receivable

Computex grants credit to customers in the normal course of business. Accounts receivable are unsecured and are presented net of an allowance for doubtful accounts. The allowance is based upon a number of factors, including the length of time trade accounts receivable are past due, Computex’s previous loss history, the customer’s current ability to pay its obligations to Computex, and the condition of the general economy and the industry as a whole. Payment is required 30 days after receipt of the invoice. Accounts more than 45 days past due are individually analyzed for collectability. When all collection efforts have been exhausted the accounts are written off.

Inventory

Inventories are valued at lower of average cost (which approximates first-in, first-out method) or net realizable value. Inventory consists of purchased components for resale. Management evaluates the need for an inventory obsolescence reserve by identifying slow-moving or obsolete inventory.

Property and Equipment

Property and equipment are carried at cost. Major additions and betterments are charged to the property accounts while maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently. Depreciation is computed based on the cost of the asset, using straight-line methods over the estimated useful lives of the assets.

Definite Lived Intangible Assets

Definite-lived intangible assets arising from business combinations include customer relationships, trademarks and noncompetition agreements. These intangible assets are amortized over the estimated period during which the asset is expected to contribute directly or indirectly to future cash flows.

Impairment of Long-lived Assets

Computex reviews its long-lived assets for impairment whenever events or circumstances exist that indicate the carrying amount of an asset or asset group may not be recoverable. The recoverability of long-lived assets is measured by a comparison of the carrying amount of the asset or asset group to the future undiscounted cash flows expected to be generated by that asset group. If the asset or asset group is considered to be impaired, an impairment loss would be recorded to adjust the carrying amounts to the estimated fair value.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. Goodwill is reviewed for impairment at least annually, in December, or more frequently if a triggering event occurs between impairment testing dates. Computex operates as a single operating segment and as a single reporting unit for the purpose of evaluating goodwill impairment. Computex’s impairment assessment begins with a qualitative assessment to determine whether it is more like than not that fair value of the reporting unit is less than its carrying value. The qualitative assessment includes comparing the overall financial performance of Computex against the planned results used in the last quantitative goodwill impairment test. Additionally, Computex’s fair value is assessed in light of certain events and circumstances, including macroeconomic conditions, industry and market considerations, cost factors, and other relevant entity and company- specific events. The selection and assessment of qualitative factors used to determine whether it is more likely than not that the fair value of a reporting unit exceeds the carrying value involves significant judgment and estimates. If it is determined under the qualitative assessment that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then a two-step quantitative impairment test is performed. Under the first step, the estimated fair value of Computex would be compared with its carrying value (including goodwill). If the fair value of Computex exceeds its carrying value, step two does not need to be performed. If the estimated fair value of Computex is less than its carrying value, an indication of goodwill impairment exists Computex and it would need to perform step two of the impairment test. Under step two, an impairment loss would be recognized for any excess of the carrying amount of Computex’s goodwill over the implied fair value of that goodwill. Fair value of Computex under the two-step assessment is determined using a combination of both income and market-based approaches.

Income Taxes

Please refer to Note 2 of Computex’s audited consolidated financial statements for discussion of the accounting polices related to income taxes. Also, please refer to Note 13 for a discussion of the methods, assumptions and estimates related to Computex’s recognition of income taxes.

Accounting Pronouncements Newly Adopted

Newly adopted accounting pronouncements that are relevant to Computex are included in Note 3 to Computex’s audited consolidated financial statements, which are included in this report.